                                                                                                       Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
__________________________________________

    FOREST LABORATORIES, INC.
(Exact name of Issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-1798614 (I.R.S. Employer Identification Number)

909 Third Avenue New York, New York 10022 (Address of principal executive offices)

2004 STOCK OPTION PLAN
(Full title of the plan)

John E. Eggers
Vice President-Finance
and Chief Financial Officer
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
(Name and address for agent for service)

(212) 421-7850
(Telephone Number, including area code, of agent for service)

Calculation of Registration Fee

Title of Securities to be registered	Amount to be Registered(1)	Proposed Maximum Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock	6,000,000 shares	$42.88	$257,280,000	$32,597.38

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on September 10, 2004.

(3) Estimated solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference.

                             The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Annual Report of Forest Laboratories, Inc. (the "Company") for the fiscal year ended March 31, 2004 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934.
(b) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended March 31, 2004.
(c) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 28, 1999.

                             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.
Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
None.

Item 6.	Indemnification of Directors and Officers.
Paragraph TWELFTH of the Company's Certificate of Incorporation contains the following provisions with respect to indemnification and certain limitations on liability of directors and officers:

        "TWELFTH:     (a) The Corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders, or otherwise.

           (b)  No person serving as a director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

                              Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit

4.1

Relevant portion of the Company's Certificate of Incorporation, as amended, defining the rights of holders of the Company's Common Stock. (Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8, Registration No. 33-7633, filed on November 30, 1990.)

5.1	Opinion of Dornbush Schaeffer Strongin & Weinstein, LLP as to the legality of the securities issued under the 2004 Plan.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Dornbush Schaeffer Strongin & Weinstein, LLP, counsel to the Company - contained in Exhibit 5.1.
99.1

The 2004 Stock Option Plan, approved by Stockholders on August 11, 2004. (Incorporated herein by reference to Appendix C to the Company's Proxy Statement relating to its 2004 Annual Meeting of Stockholders.)

Item 9	Undertakings.
(a) The undersigned Company hereby undertakes:

                                         (1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                                         (2)                     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                         (3)                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                              (b)      The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               (c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                                        SIGNATURES

                           Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 14th day of September, 2004.

                                                                                         FOREST LABORATORIES, INC.

                                                                                         By:     /s/ Howard Solomon
                                                                                                   Howard Solomon,
                                                                                                   Chairman of the Board,
                                                                                                   Chief Executive
                                                                                                   Officer and Director

                                                                  POWER OF ATTORNEY

                             KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard Solomon and Kenneth E. Goodman, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

                               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

PRINCIPAL EXECUTIVE OFFICER:
/s/ Howard Solomon Howard Solomon	Chairman of the Board, Chief Executive Officer and Director	September 14, 2004

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

/s/ John E. Eggers John E. Eggers	Vice President-Finance and Chief Financial Officer	September 14, 2004

DIRECTORS:

/s/ Kenneth E. Goodman Kenneth E. Goodman	President, Chief Operating Officer and Director	September 14, 2004

/s/ George S. Cohan George S. Cohan	Director	September 14, 2004

/s/ William J. Candee William J. Candee	Director	September 14, 2004

/s/ Dan L. Goldwasser Dan L. Goldwasser	Director	September 14, 2004

/s/ Lester B. Salans, M.D. Lester B. Salans, M.D.	Director	September 14, 2004

/s/ Phillip M. Satow Phillip M. Satow	Director	September 14, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Dornbush Schaeffer Strongin & Weinstein, LLP, including consent of such counsel.

23.1	Consent of BDO Seidman, LLP.